Exhibit 10.04
SECURITY AGREEMENT
     This SECURITY AGREEMENT (this “Agreement”) dated as of December 29, 2008 (the “Effective Date”) is made by GLU MOBILE INC., a Delaware corporation (“Grantor”), in favor of (a) each of the parties listed on the Schedule of Secured Parties attached to this Agreement as Exhibit A (each individually a “Secured Party” and collectively the “Secured Parties”) and (b) WANG XIN, an individual, as Collateral Agent (the “Collateral Agent”) for the benefit of the Secured Parties. The parties agree as follows:
1. CAPITALIZED TERMS
     Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 12. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2. CREATION OF SECURITY INTEREST
     2.1 Grant of Security Interest. Grantor hereby grants to the Collateral Agent, for himself and the ratable benefit of each of: (i) Wang Bin and Wang Xin (in connection with the Guarantee), and (ii) each of the Secured Parties (in connection with the Notes), to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to the Collateral Agent, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Grantor represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a perfected security interest in the Collateral, which shall rank senior in priority to any other lien, encumbrance or other security interest in the Collateral except for Permitted Liens. If

Grantor shall acquire a commercial tort claim, Grantor shall promptly notify the Collateral Agent in a writing signed by Grantor of the general details thereof and grant to the Collateral Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.
     The security interest granted by Grantor under this Agreement to each of: (i) Wang Bin and Wang Xin (in connection with the Guarantee), and (ii) each of the Secured Parties (in connection with the Notes), shall be granted to such parties on a separate and pari passu basis. Subject to the authority of the Collateral Agent to take action on behalf of all of the Secured Parties under this Agreement, any and all references to the “grant of a security interest to the Secured Parties” or words of similar effect under this Agreement shall be interpreted as a grant by the Grantor of a separate security interest in the Collateral to each of: (i) Wang Bin and Wang Xin (in connection with the Guarantee), and (ii) each of the Secured Parties (in connection with the Notes).
     This Agreement, and the security interest granted hereunder, shall terminate upon the full and final payment by the Grantor of all Obligations. Following such termination, the Collateral Agent (on behalf of the Secured Parties) shall: (i) release its liens and security interests in the Collateral and all rights therein shall revert to Grantor, and (ii) file UCC termination statements with all appropriate jurisdictions to reflect the release of its liens and security interests in the Collateral.
     2.2 Authorization to File Financing Statements. Grantor hereby authorizes the Collateral Agent to file financing statements, without notice to Grantor, with all appropriate jurisdictions to perfect or protect the Secured Parties’ interest or rights hereunder, including a notice that any disposition of the Collateral, by either Grantor or any other Person, shall be deemed to violate the rights of the Collateral Agent under the Code.
3. REPRESENTATIONS AND WARRANTIES
     Grantor represents and warrants, as of the Effective Date, as follows:
     3.1 Due Organization and Authorization. Grantor and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Grantor’s business. Grantor represents and warrants to the Collateral Agent that (a) Grantor’s exact legal name is that indicated on the signature page hereof; (b) Grantor is a corporation organized in the State of Delaware.
     The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Grantor’s organizational documents, nor does it constitute an event of default under any material agreement by which Grantor is bound.

     3.2 Collateral. Grantor has good title to, and has rights in, each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.
     The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to the Collateral Agent in writing by Grantor, none of the components of the Collateral shall be maintained at locations other than the address set forth in Section 9. In the event that Grantor, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Grantor will first receive the written consent of the Collateral Agent and such bailee must acknowledge in writing that the bailee is holding such Collateral, for the benefit of the Collateral Agent. Notwithstanding the foregoing, certificates for shares of subsidiaries included in the Collateral may be in the possession of SVB.
     All Inventory is in all material respects of good and marketable quality, free from material defects.
     Grantor and its subsidiaries own, or possess the right to use, all of Intellectual Property that is reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except for such Intellectual Property for which the failure to own or possess the right to use could not reasonably be expected to result in a material adverse effect on Grantor’s business. To the best of Grantor’s knowledge, none of such Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of such Intellectual Property created or owned by Grantor violates the rights of any third party.
     3.3 Consents and Approvals. None of Grantor’s nor any of its subsidiaries’ properties or assets has been used by Grantor or any subsidiary or, to the best of Grantor’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Grantor and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
4. AFFIRMATIVE COVENANTS
     Grantor shall do all of the following:
     4.1 Government Compliance. Maintain its legal existence and good standing and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Grantor’s business or operations. Grantor shall comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Grantor’s business.
     4.2 Reports. Grantor shall provide the Collateral Agent with prompt written notice of (i) the registration of any Copyright, including any subsequent ownership right of Grantor in or to any Copyright, Patent or Trademark not previously disclosed to the Collateral Agent, or (ii) Grantor’s knowledge of an event that materially adversely affects the value of the Intellectual Property.

     4.3 Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), the Collateral Agent, or his agents, shall have the right to inspect the Collateral and the right to audit and copy Grantor’s Books. The foregoing inspections and audits shall be at the Collateral Agent’s expense.
     4.4 Maintenance of Perfected Security Interest; Further Documentation. Grantor shall maintain the security interest created by this Agreement as a perfected security interest that is prior to all other Liens on the Collateral except for Permitted Liens (provided that no representation is given as to the perfection of any security interest in deposit accounts or in Collateral in the possession of SVB). At any time and from time to time, upon the written request of the Collateral Agent, the Grantor shall promptly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent reasonably determines is necessary for the purpose of obtaining and preserving the full benefits of this Agreement.
     4.5 Deposit Accounts. Grantor shall at all times when the SVB Lien is in existence comply with Sections 6.8 and 7.6 of the SVB Agreement.
     4.6 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Grantor’s industry and location.
     4.7 Protection and Registration of Intellectual Property Rights. Grantor shall: (a) protect, defend and maintain the validity and enforceability of the intellectual property owned by it that is material to its business; (b) promptly advise the Collateral Agent in writing of material infringements of such intellectual property; and (c) not allow any such intellectual property material to Grantor’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s written consent. If Grantor (i) obtains ownership of any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Grantor shall immediately provide written notice thereof to Collateral Agent. If Grantor decides to register any copyrights or mask works in the United States Copyright Office, Grantor shall: (x) provide the Collateral Agent with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement or such other documents and take such other actions as the Collateral Agent may reasonably request in its good faith business judgment to maintain the perfection and priority of the Collateral Agent’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Grantor shall promptly provide to the Collateral Agent a copy of the application(s) filed with the United States Copyright Office together with evidence of the recording of the intellectual property security agreement necessary for the Collateral Agent to maintain the perfection and priority of its security interest in such copyrights or mask works. Grantor shall provide written notice to the

Collateral Agent of any application filed by Grantor in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within 30 days after any such filing.
     4.8 Further Assurances. Grantor shall execute any further instruments and take further action as the Collateral Agent reasonably requests to perfect or continue the Secured Parties’ Lien in the Collateral (subject to the rights of SVB) or to effect the purposes of this Agreement (provided that Grantor shall not be required to enter into any control agreements or similar agreements with respect to any deposit accounts or deliver possession of any Collateral in the possession of SVB).
5. NEGATIVE COVENANT
     5.1 Grantor shall not, without at least thirty (30) days prior written notice to the Collateral Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $150,000 in Grantor’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.
6. EVENTS OF DEFAULT
     An “Event of Default” shall mean, collectively, the meaning ascribed to it in the Notes and a default by the Grantor of its obligations under the Guarantee.
7. COLLATERAL AGENT’S RIGHTS AND REMEDIES
     7.1 Rights and Remedies. While an Event of Default occurs and continues the Secured Parties (acting through the Collateral Agent) may, without notice or demand, do any or all of the following:
               (a) declare all Obligations immediately due and payable;
               (b) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Grantor shall assemble the Collateral if the Collateral Agent requests and make it available as the Collateral Agent designates. The Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien (except for Permitted Liens) which appears to be prior or superior to its security interest and pay all expenses incurred. Grantor grants the Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of the Collateral Agent’s rights or remedies while an Event of Default occurs and continues.
               (c) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. The Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, while an Event of Default occurs and continues, Grantor’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Collateral Agent’s exercise of its rights under this Section, Grantor’s rights under all licenses and all franchise agreements inure to the Collateral Agent’s benefit;
               (d) demand and receive possession of Grantor’s Books; and
               (e) exercise all rights and remedies available to the Collateral Agent under this Agreement or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     7.2 Power of Attorney. Grantor hereby irrevocably appoints the Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) make, settle, and adjust all claims under Grantor’s insurance policies; (b) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (c) transfer the Collateral into the name of the Collateral Agent or a third party as the Code permits. Grantor hereby appoints the Collateral Agent as its lawful attorney-in-fact to sign Grantor’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been paid in full. The Collateral Agent’s foregoing appointment as Grantor’s attorney in fact, and all of the Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully paid.
     7.3 Insurance Payments. If Grantor fails to obtain the insurance called for by Section 4.5 or fails to pay any premium thereon, the Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by the Collateral Agent are immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. The Collateral Agent will make reasonable efforts to provide Grantor with notice of the Collateral Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by the Collateral Agent are deemed an agreement to make similar payments in the future or the Collateral Agent’s waiver of any Event of Default.
     7.4 Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, the Collateral Agent may apply any funds in its possession, whether from Grantor payments, proceeds realized as the result of any sale, collection, or other disposition of the Collateral, or otherwise, to the Obligations in the following order:
               (a) First, to the payment of all costs and expenses of such sale, collection or other realization on the Collateral, including reasonable compensation to the Secured Party’s agents (including the Collateral Agent) and counsel, and all other expenses and liabilities made or incurred by the Secured Parties in connection therewith;
               (b) Second, to the Noteholders for application by them towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations and prepayment of the Obligations; provided that (i) the Grantor must repay and redeem the principal and interest of the Noteholders pro rata among all Noteholders in accordance with each Noteholder’s pro rata share of the aggregate outstanding principal or interest amount, as applicable, of the Notes; and (ii) the Grantor may not repay or redeem any principal on any Notes unless it first repays and redeems all interest on all Notes; and
               (c) Third, any balance remaining after the Obligations shall have been paid in full, shall be paid to such Persons legally entitled thereto; Grantor shall remain liable to the Collateral Agent and Noteholders for any deficiency.
     If the Collateral Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, the Collateral Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by the Collateral Agent of cash therefor.
     7.5 The Collateral Agent’s Liability for Collateral. So long as the Collateral Agent complies with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of the Collateral Agent, the Collateral Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Grantor bears all risk of loss, damage or destruction of the Collateral.
     7.6 No Waiver; Remedies Cumulative. The Collateral Agent’s failure, at any time or times, to require strict performance by Grantor of any provision of this Agreement or the Notes shall not waive, affect, or diminish any right of the Collateral Agent or the Noteholders thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the Collateral Agent and then is only effective for the specific instance and purpose for which it is given. The Collateral Agent’s rights and remedies under this Agreement and the Notes are cumulative. The Collateral Agent has all rights and remedies provided under the Code, by law, or in equity. The Collateral Agent’s exercise of one right or remedy is not an election, and the Collateral Agent’s waiver of any Event of Default is not a continuing waiver. The Collateral Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.
8. COLLATERAL AGENT
     8.1 Appointment as Collateral Agent. Each of the Secured Parties, by signing below, hereby appoints Wang Xin as “Collateral Agent.” In his capacity as a Secured Party, the Collateral Agent shall have the same rights and powers under this Agreement and the Notes as any other Secured Party and may exercise the same as though it were not the Collateral Agent. The Collateral Agent shall receive no compensation but shall be entitled to indemnification as set forth herein. Each Secured Party hereby authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers and perform such duties under this Agreement as are delegated to the Collateral Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties and obligations of the Collateral Agent are strictly limited to those expressly provided for herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist for or against the Collateral Agent.

     8.2 Representative as to Merger Agreement. Each Secured Party, as a Company Shareholder (as defined in the Merger Agreement), approves the designation of and designates Wang Xin as the representative and as the attorney-in-fact and agent for and on behalf of each Secured Party (the “Representative”) with respect to the amendment of the Merger Agreement and the taking by the Representative of any and all actions and the making of any decisions taken or to be taken by the Representative in respect of the amendment of the Merger Agreement, including the exercise of the power to (a) enter into the Amendment Agreement; (b) negotiate the terms and conditions of the Amendment Agreement, including, without limitation, the substitution of the Promissory Notes for the Earnout (each as defined in the Amendment Agreement) and the terms and conditions of the Promissory Notes (including, without limitation, dates of payment, priority and security); and (c) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Secured Parties will be bound by all actions taken and documents executed by the Representative in connection with this Section 8.2, and the Secured Parties will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Section 8.2, the Representative will not be liable to any Secured Party in the absence of gross negligence or willful misconduct on the part of the Representative. Each Secured Party will severally, and not jointly, on a pro rata basis based on such person’s Pro Rata Share (as defined in the Merger Agreement), indemnify and hold harmless the Representative from and against any Liability incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of this Section 8.2 (including the hiring of legal counsel and the incurring of legal fees and costs) will be paid directly by the Secured Parties to the Representative on a pro rata basis based on each such person’s Pro Rata Share, unless otherwise paid by the Grantor.
     8.3 Authority. Subject to, and in accordance with, the terms and conditions of this Agreement, the Collateral Agent is hereby authorized, on behalf of each of the Secured Parties, to:
          (a) exercise or refrain from exercising any rights, remedies or powers of the Secured Parties under applicable law or under this Agreement in respect of all or any portion of any Collateral;
          (b) sell, lease, surrender, realize upon or otherwise deal with, in any manner and in any order, all or any portion of any Collateral;
               (c) make any demands or give and receive any notices in connection with this Agreement;
          (d) distribute payments to the Secured Parties of amounts paid to the Collateral Agent by Grantor or received by it in connection with the Collateral or the sale or disposition of Collateral;
          (e) receive and hold on behalf of the Secured Parties any instruments or other possessory Collateral;

          (f) engage, replace, instruct and remunerate on behalf of, and at the expense of, the Secured Parties, consultants, experts, counsel and other Persons to be engaged by the Collateral Agent or the Secured Parties, including legal counsel for the Collateral Agent or the Secured Parties; and
               (g) enter into any intercreditor agreement or subordination agreement subordinating the rights of the Secured Parties in the Collateral to the SVB Lien (and any other lien of any lender to the Grantor), and subordinating the Notes to the obligations of the Grantor to SVB (and any other lender to the Grantor), in such form and on such terms as the Collateral Agent may determine in his discretion.
Each of the Secured Parties hereby irrevocably appoints the Collateral Agent as its lawful attorney-in-fact, to take each and any of the actions set forth above on behalf of, and in the name of, such Secured Party.
As to the exercise of any of its powers and discharge of any of its duties, the Collateral Agent shall be entitled (but shall not be required) to obtain instructions of the Secured Parties and shall be fully protected in acting or refraining from acting upon such instructions, and such instructions shall be final and binding upon all Secured Parties.
     8.4 Ratable Benefit. The Collateral Agent shall hold the Collateral for the ratable benefit of the Secured Parties (in proportion to the principal amount of Notes held by each Secured Party). Distributions with regard to the Collateral (including any Proceeds) shall be made and applied to the Obligations as provided in Section 7.4 and this Section 8.3.
     8.5 Level of Care; Exculpation; Reliance. The Collateral Agent shall not be responsible to any Secured Party for any action taken or omitted to be taken by him hereunder except in the case of gross negligence or willful misconduct on his part. The Collateral Agent may rely upon any notice, consent, certificate, statement or other writing the Collateral Agent believes to be genuine and signed or sent by the proper party. Except as set forth in Section 7.5, and the accounting for any monies and other proceeds of the Collateral actually received by the Collateral Agent in such capacity, the Collateral Agent shall have no duty or liability to exercise or preserve any rights, privileges and powers pertaining to the Collateral.
     8.6 Indemnity; Contribution.
               (a) The Secured Parties hereby agree severally in proportion to the principal amount of Notes held by each Secured Party to indemnify the Collateral Agent, and any affiliates, agents, counsel and other advisors (collectively, the “Related Persons”) of the Collateral Agent against, and to hold each of them harmless from, all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, proceedings, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to the Collateral Agent (collectively, the “Liabilities”), which may be incurred by or asserted against the Collateral Agent or any Related Person, in any way relating to or arising out of this Agreement or any action taken or not taken by the Collateral Agent or a Related Person in connection with the Collateral or this Agreement, unless such Liabilities are caused by the gross negligence or willful misconduct of the Collateral Agent or such Related Person.

               (b) If any Secured Party pays any amount in satisfaction of any claim for indemnification for Liabilities of the Collateral Agent or any of the Related Persons under this Section 8.5 or pays or advances any expenses to the Collateral Agent hereunder, then in each such case the remaining Secured Parties shall effect contribution to each Secured Party to the extent necessary so that each Secured Party has paid, but pays no more than, its Pro Rata Share of all payments made with regard to Liabilities to the Collateral Agent or the Related Persons under this Section 8.5.
     8.7 Resignation; Successor. The Collateral Agent may resign at any time by giving ten (10) Business Days’ advance written notice of such resignation to each of the Secured Parties and Grantor. Upon receipt of such notice of resignation, the Secured Parties shall have the right to appoint a successor Collateral Agent either from among the Secured Parties or, if no Secured Party agrees to act as Collateral Agent, such person or entity as may be approved in writing by each of the Secured Parties, and the Secured Parties shall use their diligent efforts promptly to appoint a successor Collateral Agent. The resigning Collateral Agent and Grantor shall promptly execute all documents reasonably requested by the Secured Parties or the successor Collateral Agent to convey all rights and interests of the resigning Collateral Agent (in such capacity) under this Agreement to any successor Collateral Agent. If no successor Collateral Agent shall have been appointed by the Secured Parties, and accepted such appointment, prior to the effective date of the resigning Collateral Agent’s resignation, then the Secured Parties shall continue to act in concert hereunder, and to cause any function of the Collateral Agent to instead be performed hereunder by the Secured Parties acting jointly. Upon the acceptance by a successor Collateral Agent of its appointment as Collateral Agent hereunder, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the resigning Collateral Agent (but with none of the resigning Collateral Agent’s Liabilities previously incurred under this Agreement), and the resigning Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Documents. Notwithstanding the resignation of a Collateral Agent hereunder, the provisions of Section 8.5 shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.
9. NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), by any party to this Agreement must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. The Collateral Agent or Grantor may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 9); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below.

     The Collateral Agent or Grantor may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 9.

If to Grantor:	Glu Mobile Inc. 2207 Bridgepointe Parkway, Suite 300 San Mateo, CA 94404 (650) 571-1550 Attn: Eric Ludwig, VP Finance Fax: (650) 571-5698 Email: eric.ludwig@glumobile.com

If to Collateral Agent or any Secured party:

c/o Wang Xin Unit 1603, 16th Floor, Tower 2 China Central Place Office Building No. 79 Jianguo Road, Chao Yang District Beijing 100025, China Email: wang.xin@mintelligent.com
10. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
     New York law governs this Agreement without regard to principles of conflicts of law. Grantor, the Secured Parties and the Collateral Agent each submit to the exclusive jurisdiction of the State and Federal courts in the City of New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Collateral Agent. Grantor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Grantor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Grantor hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Grantor at the address set forth in Section 9 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Grantor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
THE GRANTOR, THE SECURED PARTIES AND THE COLLATERAL AGENT EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11. GENERAL PROVISIONS
     11.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party.
     11.2 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     11.3 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both the Collateral Agent and Grantor. This Agreement and the Notes represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Notes merge into this Agreement and the Notes.
     11.4 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     11.5 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.
     11.6 Confidentiality. In handling any confidential information, the Collateral Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made as required by law, regulation, subpoena, or other order. Confidential information does not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to the Collateral Agent; or (ii) is disclosed to the Collateral Agent by a third party, if the Collateral Agent does not know that the third party is prohibited from disclosing the information.
     11.7 Collateral Agent Payments and Expenses. Except as otherwise expressly set forth in this Agreement, the Collateral Agent shall not be entitled to any payment or compensation for acting as collateral agent or reimbursement of any expenses incurred in such capacity.
12. DEFINITIONS
     12.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Grantor.
     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person,

and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Amendment Agreement” means that certain First Amendment to the Agreement and Plan of Merger dated November 28, 2007, dated December 29, 2008, by and among the Grantor, the Collateral Agent and certain other parties thereto.
     “Business Day” is any day, other than any Saturday or Sunday, on which commercial banks in San Francisco, California are open for the transaction of normal business.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of Grantor described on Exhibit B.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Collateral Agent” is defined in the preamble hereof.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Copyright” means any of the following now owned or hereafter acquired or created (as a work for hire for the benefit of Grantor) by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, in whole or in part: (a) any copyright, whether registered or unregistered, held pursuant to the laws of the United States or of any other country or foreign jurisdiction, (b) registration, application or recording in the United States Copyright Office or in any similar office or agency of the United States or any other country or foreign jurisdiction, (c) any continuation, renewal or extension thereof, and (d) any registration to be issued in any pending application, and shall include any right or interest in and to work protectable by any of the foregoing which are presently or in the future owned, created or authorized (as a work for hire for the benefit of Grantor) or acquired by Grantor, in whole or in part.
     “Communication” is defined in Section 9.

     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “Effective Date” is defined in the preamble hereof.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 6.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind, and rights to sue for infringement or misappropriation of any of the foregoing.
     “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
     “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
     “Grantor” is defined in the preamble hereof.
     “Grantor’s Books” are all Grantor’s books and records including ledgers, federal and state tax returns, records regarding Grantor’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment.
     “Guarantee” means the Guarantee by the Grantor of the obligations of Beijing Zhangzhong MIG Information Technology Co., Ltd. (“MIG”) pursuant to the Secured

Promissory Notes issued to the Secured Parties by MIG on the Effective Date in an aggregate principal amount of $5,000,000.
     “Intellectual Property” means any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any Copyright, Trademark, Patent, trade secret, customer list, Internet domain name (including any right related to the registration thereof), proprietary or confidential information, mask work, source, object or other programming code, invention (whether or not patented or patentable), technical information, procedure, design, knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, model, drawing, material or record, all claims for damages by way of past, present and future infringement of any of the rights included above and all licenses or other rights to use any property or rights of a type described above.
     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
     “Maturity Date” means the date of payment in full of the Obligations, currently scheduled for December 31, 2010.
     “Merger Agreement” means the Agreement and Plan of Merger, dated November 28, 2007, as amended by the First Amendment to the Agreement and Plan of Merger, dated December 29, 2008, by and among the Grantor, Awaken (Beijing) Communications Technology Co. Ltd., Beijing Zhangzhong MIG Information Technology Co. Ltd., Beijing Qinwang Technology Co. Ltd., and the Collateral Agent (as the same may be amended, supplemented or otherwise modified from time to time as permitted thereunder)
     “Notes” means the Secured Promissory Notes issued to the Secured Parties by the Company on the Effective Date in an aggregate principal amount of $20,000,000 pursuant to the Amendment Agreement.
     “Noteholders” means holders of then outstanding Notes.
     “Obligations” are Grantor’s obligation to pay when due any principal, interest or other amounts due under the Notes and the Guarantee.
     “Patent” means any of the following now hereafter owned or acquired or received by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest: (a) letters patent and right corresponding thereto, of the United States or any other country or other foreign jurisdiction, any registration and recording thereof, and any application for letters patent, and rights corresponding thereto, of the United States or any other country or other foreign jurisdiction, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or other foreign jurisdiction; (b) any reissue, continuation, continuation-in-part or extension thereof; (c) any petty patent, divisional, and patent of addition; and (d) any patent to issue in any such application.
     “Permitted Liens” are:

     (a) Liens existing on the Effective Date listed on Schedule 1 or arising under this Agreement, the Amendment Agreement, the Bin Agreement or the Xin Agreement;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Grantor maintains adequate reserves on its Books;
     (c) purchase money Liens (i) on Equipment acquired or held by Grantor incurred for financing the acquisition of the Equipment securing no more than $250,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
     (d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties;
     (e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
     (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
     (g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Grantor’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent a security interest;
     (h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
     (i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;
     (j) Liens in favor of other financial institutions arising in connection with Grantor’s deposit and/or securities accounts held at such institutions, provided that Collateral Agent has a perfected security interest in the amounts held in such deposit and/or securities accounts;
     (k) deposits with landlords to secure real property lease obligations;
     (l) the SVB Lien;
     (m) any Lien securing any Permitted Refinancing Debt; and

     (m) other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Grantor and not having any priority over the Lien in favor of Collateral Agent.
     “Permitted Refinancing Debt” means any indebtedness refinancing or replacing the indebtedness (and/or commitments to lend) pursuant to the SVB Agreement, provided that any such refinancing or replacement (i) does not increase the principal amount of indebtedness that may be outstanding thereunder to an amount that exceeds $10,000,000, (ii) does not accelerate the dates on which payments of principal or interest are due, and (iii) does not change any redemption or prepayment provisions.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made
     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Grantor.
     “Secured Parties” means Wang Bin, an individual, Wang Xin, an individual, and the Noteholders (all of whom are former shareholders of Awaken Limited, a limited company organized under the laws of the British Virgin Islands).
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Successor Lien” means any security interest (in the assets of the Grantor and its Subsidiaries) granted to any lender to the Company after the date hereof (and any assignee or successor thereof).
     “SVB” means Silicon Valley Bank (and any assignee or successor thereof).
     “SVB Agreement” means the Amended and Restated Loan and Security Agreement, dated February 14, 2007, between the Grantor and SVB, as from time to time amended or restated.
     “SVB Lien” means the security interest (in the assets of the Grantor and its Subsidiaries) granted to SVB under the SVB Agreement, and any security interest granted to Silicon Valley Bank under any security agreement, or loan and security agreement, entered into after the date hereof by Grantor and Silicon Valley Bank.
     “Trademark” means any of the following now or hereafter owned or acquired or received by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest: (a) any trademark, trade name, corporate name, business name, trade style, service mark, logo, other source or business identifier, print or label on which any of the foregoing have appeared or appear, design or other general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including registration, recording and application in the United States Patent and

Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or other foreign jurisdiction and (b) any reissue, extension or renewal of any of the foregoing.
[Signature page follows.]

     IN WITNESS WHEREOF, the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

GLU MOBILE INC.:

By:	/s/ L. Gregory Ballard

Name:	L. Gregory Ballard
Title:	CEO
Address:

MOBILE INTERNET (ASIA) LTD.:		ACE LEVEL LIMITED:

By:	/s/ Mark Atkeson	By:	/s/ Wang Ying Ying

Name:	Mark Atkeson	Name:	Wang Ying Ying

Title:	Director	Title:	Director

WANG BIN:		IDG TECHNOLOGY VENTURE INVESTMENT III, L.P.:

By:	/s/ Wang Bin	By:	/s/ Chising Ho

		Name:	Chising Ho
		Title:	Authorized Signatory

VERBIER INTERNATIONAL INC.:		CAPITAL PARTNERS LIMITED:

By:	/s/ Yung Lap Hang	By:	/s/ Yvonne Grerig

Name:	Yung Lap Hang	Name:	Yvonne Grerig

Title:	Sole Owner	Title:	Director

[Signature Page to Glu Mobile Inc. Security Agreement]

WOODSIDE INVESTMENTS, L.P.:		DURABLE HOLDINGS LIMITED:

By:	/s/ Frank C. Revitt	By:	/s/ T.D.P. Kirkwood

Name:	Frank C. Revitt	Name:	T.D.P. Kirkwood

Title:	Managing Director	Title:	Director

Address:		Address:

MOBILE HOLDINGS LIMITED:		CHRIS BODEN:

By:	/s/ Mark Atkeson	By:	/s/ Chris Boden

Name:	Mark Atkeson

Title:	Director

RUSSEL LEWIS:		THE GLANCY FAMILY TRUST:

By:	/s/ Russell Lewis	By:	/s/ John E. Glancy

		Name:	John E. Glancy
		Title:	Trustee

KENDRYK ENTERPRISES LP:		MICHAEL RICKS:

By:	/s/ Frank C. Revitt	By:	/s/ Michael Ricks

Name:	Frank C. Revitt

Title:	Managing Director
[Signature Page to Glu Mobile Inc. Security Agreement]

WANG XIN, in his personal capacity and in his capacity as Collateral Agent

By:	/s/ Wang Xin

[Signature Page to Glu Mobile Inc. Security Agreement]

Exhibit A
SCHEDULE OF SECURED PARTIES

Principal
Name of Secured Party	Amount
Mobile Internet (Asia) Ltd.	$5,151,614.84

Ace Level Limited	$3,965,042.04

Wang Bin	$3,878,514.34

IDG Technology Venture Investment III, L.P.	$3,045,668.31

Verbier International Inc.	$1,787,722.27

Capital Partners Limited	$1,079,978.04

Woodside Investments, L.P.	$320,733.85

Durable Holdings Limited	$247,287.05

Mobile Holdings Limited	$224,390.64

Chris Boden	$150,139.60

Russell Lewis	$57,274.94

The Glancy Family Trust	$57,274.94

Kendryk Enterprises LP	$22,906.10

Michael Ricks	$11,453.05

Wang Bin (pursuant to the Bin Agreement)	$2,500,000

Wang Xin (pursuant to the Xin Agreement)	$2,500,000

TOTALS:	$20,000,000

EXHIBIT B
     The Collateral consists of all of Grantor’s right, title and interest in and to the following personal property:
     (a) all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     (b) all Grantor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the “Collateral” does not include more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Grantor of any foreign subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

Schedule 1
Existing Liens

Name of Holder of
Lien/Encumbrance	Description of Property Encumbered
U.S. Bancorp	Two copiers